Exhibit 99.1

CHESAPEAKE ENERGY CORPORATION ANNOUNCES PRIVATE PLACEMENT OF

$750 MILLION OF SENIOR NOTES

OKLAHOMA CITY, December 6, 2016 – Chesapeake Energy Corporation (NYSE:CHK) today announced that it has commenced a private placement to eligible purchasers of $750 million aggregate principal amount of senior notes due 2025.

Chesapeake intends to use the net proceeds from the offering, together with cash on hand and borrowings under its revolving credit facility, to finance tender offers for certain of its senior notes announced today. If the tender offers are not consummated or the net proceeds from the offering exceed the total consideration payable from the offering in the tender offers, Chesapeake intends to use the remaining net proceeds from the offering for general corporate purposes, which may include debt repurchases and the repayment of its senior notes with near-term maturities as they become due.

The notes will be offered and sold to persons reasonably believed to be qualified institutional buyers in the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. The offer and sale of the notes and the related subsidiary guarantees have not been registered under the Securities Act or any state securities laws and may not be offered or sold in the United States absent registration or an applicable exemption from, or in a transaction not subject to, the registration requirements of the Securities Act and applicable state laws.

This press release does not constitute an offer to sell, or a solicitation of an offer to buy, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale is unlawful. Any offers of the securities will be made in the United States only by means of a private offering circular pursuant to Rule 144A under the Securities Act, and outside the United States to non-U.S. persons pursuant to Regulation S under the Securities Act. This press release does not constitute an offer to purchase or a solicitation of an offer to sell Chesapeake’s outstanding senior notes subject to the concurrent tender offers. The concurrent tender offers are being made only by and pursuant to, and on the terms and conditions set forth in, the applicable Offer to Purchase dated December 6, 2016 and the related letter of transmittal.

Headquartered in Oklahoma City, Chesapeake Energy Corporation’s (NYSE: CHK) operations are focused on discovering and developing its large and geographically diverse resource base of unconventional oil and natural gas assets onshore in the United States. The company also owns oil and natural gas marketing and natural gas gathering and compression businesses.

INVESTOR CONTACT:
Brad Sylvester, CFA
(405) 935-8870
ir@chk.com
MEDIA CONTACT:
Gordon Pennoyer
(405) 935-8878
media@chk.com
CHESAPEAKE ENERGY CORPORATION
6100 North Western Avenue
P.O. Box 18496
Oklahoma City, OK 73154